EXHIBIT 10.28
March 16, 2018 Jennifer Zachary, Esq.

Dear Jennifer:

It is my pleasure to offer you a position with Merck Sharp & Dohme Corp., a wholly-owned subsidiary of Merck & Co., Inc. (“Merck” or the “Company”). At Merck, we see ourselves as a company inspired to invent. We are determined to discover, develop and deliver medicines and vaccines that will improve the lives of more people in more places around the world.

Our ability to excel depends on the integrity, knowledge, imagination, skill, diversity and teamwork of people like you. To this end, we strive to create an environment of mutual respect, encouragement and teamwork. As part of our global team, you'll have the opportunity to collaborate with talented and dedicated colleagues while developing and expanding your career.

Your offer of employment with Merck will be for position of Executive Vice President & General Counsel (the "Position"), subject to approval of your appointment by the Board of Directors of the Company.

In the Position, you will report to me, will be a member of my Executive Committee and will be an Officer of Merck (as defined in Section 16 of the Securities Exchange Act of 1934). The Position will be based at our corporate headquarters in Kenilworth, New Jersey. Our offer is subject to the contingencies set forth below.

Total Compensation

Base Salary: You will be paid a gross annual salary of $800,000. This will be paid (bi-weekly) at a rate of $30,769.23 per pay period. You will be eligible for consideration for a salary increase on an annual basis.

Executive Incentive Plan (EIP): You will be eligible to participate in the Executive Incentive Plan (EIP) as it applies to similarly situated Company employees, subject to the terms of the plan. The target bonus for the Position is 95% of your annual base salary. The bonus is discretionary and the amount of the bonus, if any, will be determined based on Company and/or individual performance. To be eligible for an EIP award, you must have at least 90 days of active service in the plan year and remain actively employed through December 31 of the plan year. Your EIP award, if any, will be pro-rated based on the number of EIP-eligible months you have worked during that plan year. Bonuses, if any, for the current performance year will be paid in March of the following year.

Long-Term Incentive (LTI) Program: You will be eligible for consideration for annual grants of stock- based incentives under the Incentive Stock Plan. For Executive Committee members, annual grants generally include a mix of non-qualified stock options and performance share units (PSUs), with the number and proportion of shares covered by such incentives determined by the Compensation and Benefits Committee of the Board of Directors of Merck (the “Committee”). For 2018, your annual grant value will be $2,000,000 comprised of 30% non-qualified stock options and 70% PSUs (the exact number of shares to be determined based on the value of Merck stock on the date of grant). Currently, annual grants of Merck & Co., Inc. stock options vest in equal installments over three years and PSUs are subject to a 3-year performance period.

Distribution of shares in connection with stock options and PSUs is dependent on continued employment with Merck or one of Merck & Co., Inc.’s subsidiaries; additionally, the level of PSU payout is contingent on company performance. Please note that terms and conditions of any future grants may change from time to time. The specific terms and conditions of your grants will be provided to you shortly after the grant(s) are made.

Based on your job level within the Company, you will be subject to Merck & Co., Inc.’s stock ownership guidelines. The guidelines are intended to reinforce our philosophy concerning “ownership” and, in a concrete way, quantify our expectations concerning ownership of Merck & Co., Inc. These guidelines provide that you should acquire Merck & Co., Inc. stock equal in value to three times your annual base salary. Importantly, the LTI program – and retention of shares earned in connection therewith – is intended to facilitate the acquisition of shares. Also, there is no required time frame under which you will be required to achieve your stock ownership requirement, however, you will be subject to a 75% retention requirement until you achieve the required base salary multiple.

Sign-On Incentives

Sign-On Bonus: You will be paid a one-time sign-on bonus of $750,000 (less applicable payroll deductions and withholdings), which you will receive in your first regularly scheduled paycheck following your start date. Your right to retain the sign-on bonus is conditioned upon your continued employment with Merck or one of Merck & Co., Inc.’s subsidiaries for two (2) years. By your signature below, you agree that, if prior to completing two (2) years of employment, you voluntarily terminate your employment with Merck or one of Merck & Co. Inc.’s subsidiaries, or if Merck or one of Merck & Co. Inc.’s subsidiaries terminates your employment for Cause, as defined below, you will reimburse the Company the full net (after-tax) amount of the sign-on bonus ("Repayment Obligation"). You further authorize the Company to withhold any and all monies otherwise owed to you, to the extent permitted by law, as payment against such Repayment Obligation. In such case, such monies will be credited towards the Repayment Obligation, but will not relieve you of your obligation to pay the balance of any Repayment Obligation.

"Cause” as used in this offer letter means an act or omission by you, which constitutes: an unauthorized and deliberate or reckless disclosure of proprietary or other confidential information relating to Merck & Co., Inc., Merck and/or a subsidiary of Merck & Co., Inc. or Merck, , any of their personnel, research or business; embezzlement, theft or other misappropriation of the assets of Merck & Co., Inc., Merck and/or a subsidiary of Merck & Co., Inc. or Merck ; deliberate or reckless falsification of records or reports; deliberate bad faith action or reckless action that causes actual or potential injury or loss to Merck & Co., Inc., Merck and/or a subsidiary of Merck & Co., Inc. or Merck and/or any of their employees; insubordination (meaning the repeated refusal to carry out work assignments and/or direction); failure to demonstrate a reasonable effort to perform assigned job duties; an illegal act that is in bad faith or reckless on the property of Merck & Co., Inc, Merck and/or a subsidiary of Merck & Co., Inc. or Merck or in representing Merck & Co., Inc., Merck and/or a subsidiary of Merck & Co., Inc. or Merck ; or a breach by you of your representations as set forth in this letter.

Sign-On Long-term Incentive Grants:

You will be recommended to receive an RSU grant valued at approximately $1,000,000. Merck RSU grants are currently scheduled to be made shortly after the release of Company earnings each quarter. The date of your grant will be the quarterly grant date immediately following management approval of your grant. Subject to its terms, this RSU grant will vest one-third on each anniversary of the grant date. The specific terms and conditions associated with this RSU grant will be provided to you shortly after the grant is made.

Benefits

Health and Insurance Benefits Program: You will be eligible to participate in Merck’s Health and Insurance Benefits Program, which allows you to choose from various options for medical, dental, vision, employee term life insurance, accidental death and dismemberment insurance (AD&D), dependent life insurance, long-term disability, health care and dependent care flexible spending accounts. For most benefits, participation begins on your date of hire. A Merck Benefits New Hire Package will be mailed within 2 weeks of your hire date to your address of record from the Merck Benefits Service Center at Fidelity. This package provides important information and instructions for enrolling in your Merck benefits. You will have 30 days from the date Fidelity mails your benefits information to enroll. If you do not enroll by the date indicated in the package, you automatically will be enrolled in medical coverage for you only in the Horizon BlueCross BlueShield PPO plan option (including prescription drug coverage), dental coverage for you only, company-provided basic life insurance and short-term and long- term disability coverage. If you enroll dependents, you will receive a letter or e-mail from HMS Employer Solutions (an independent third-party vendor designated by Merck to conduct dependent eligibility verifications) requesting documentation to verify your dependents eligibility. Failure to respond or provide required documentation within the required timeframe will result in the removal of your dependent(s) from benefits coverage.

Pension Plan: You will be eligible to participate in the Merck U.S. Pension Plan, which is a defined benefit pension plan that uses a cash balance formula to calculate your benefit. Your benefit is expressed as a notional account balance that grows with annual Pay Credits from Merck ranging from 4.5% to 10.0% of your total pay (based on age and service) and Interest Credits of CPI plus 3% (not less than 3.3%). You will also participate in Merck’s Supplemental Retirement Plan which is an unfunded non- qualified Plan that restores retirement plan benefits that are capped by IRS limits.

401(k)/Savings Plan: You will be eligible to participate in the Merck U.S. Savings Plan. You will be mailed a separate enrollment package for the Merck Savings Plan from the Merck Benefits Service Center at Fidelity within 2 weeks following your date of hire. The Savings Plan includes before-tax, after-tax and Roth savings options and Company matching contributions of $0.75 for every $1.00 you contribute, up to 6% of total pay per pay period (maximum match is 4.5% of total pay, subject to plan limits and IRS limits). If you do not make an active election within 60 days of your hire date, you automatically will be enrolled for before-tax base pay contributions of 6%, with an annual increase of 1% until you reach a contribution rate of 10%. Contributions vest immediately. To maximize the Company Match, you must contribute at least 6% of your base salary and 6% of your EIP.

Deferral Program: Beginning in 2019, you will be eligible to defer (1) a portion of your base salary and/or (2) all or part of your EIP bonus, if any. You will receive detailed information just prior to the annual enrollment period in December 2018. In addition, the company will contribute 4.5% of your eligible pay exceeding the Internal Revenue Code pay limit ($275,000 for 2018) to an account established on your behalf.

Financial Planning: You will be eligible to participate in the executive financial planning program, which provides reimbursement of up to $10,000 of eligible expenses per calendar year. You will be able to work with any provider of your choice except PwC, the Company’s independent auditor. Reimbursement will be handled directly by the Company to your provider. Amounts paid by the Company on your behalf for services covered under this program are considered taxable income and will result in imputed income which will be reflected on your W-2 and will result in withholdings from a future paycheck. You will be provided more information about this program shortly after your start date.

Vacation and Paid Holiday Policy: You will be eligible for 24 vacation days per year as well as 9 fixed holidays and 4 year-end shutdown days between Christmas and New Year’s holidays. The number of vacation days for which you are eligible in your first year of employment is dependent upon your date of hire.

Military Reservists: Merck is a Military Friendly Employer and for those that have served, we thank you for your service! Merck proudly offers a generous military leave policy.

Workplace Accommodations: Merck seeks to support employees of all abilities. Merck’s Workplace EnABLEment program offers employees the resources they need to contribute to Merck at the highest level and to advance the business goals of the Company. If you need an accommodation, contact the Workplace Accommodation Team via email at workacc@merck.com or by phone at 1-866-675-4748.

Domestic Relocation: You will be eligible for benefits under Relocation Policy 1 in place on the date the offer is made by Merck. As part of our relocation benefits, the Company will reimburse you for certain reasonable expenses associated with your move in accordance with Merck's Relocation Policy. Please contact our relocation administrator, BGRS at 1-800-516-2352 to obtain detailed information regarding the relocation policy. A counselor will explain your specific benefits and answer any questions you may have. In addition the standard relocation program benefits under Policy 1, you will be entitled to an additional three months of temporary housing for a maximum of six months.

Severance: As an employee of Merck, you will be an employee at-will. This means that either you or Merck may terminate the employment relationship at any time for any lawful reason or for no reason. In order to accommodate any concerns you may have in joining Merck, Merck will agree to the following special arrangement: In the event, Merck i) terminates your employment for a reason other than Cause (as defined above) or ii) you terminate for Good Reason, which is defined to include the following: a) a material reduction in base salary without your consent, unless such reduction is part of an across-the- board reduction affecting other Executive Committee members; or b) you are involuntarily reassigned to any position other than a position on the Executive Committee, within the period beginning on your date of hire and ending 24 months after the appointment of a successor CEO to Kenneth C. Frazier, Merck will
i) pay you a lump sum in an amount of your annual current base salary plus your target EIP bonus for your then current performance year subject to appropriate tax withholding; and ii) relieve you from any Repayment Obligation (as defined above) (“Severance Benefits”), provided that your right to receive Severance Benefits is conditioned upon your signing and refraining from revoking a Severance Agreement in a format prescribed by Merck, which Agreement will contain a full release, non- solicitation, non-disclosure, mutual non-disparagement and cooperation in litigation covenants and such other reasonable and customary terms as Merck provides. The Severance benefits will be in lieu of any other severance or separation pay that you might be entitled to under any applicable policy or policies of Merck or its subsidiaries, except such benefits will not be in lieu of any more favorable payment or benefit under the Change in Control Program.

If at the time your employment terminates you are a “Specified Employee” as defined in Treas. Reg. Sec.1.409A-1(i) or any successor thereto (which in general includes the top 50 employees of a company ranked by compensation), to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the“Code”) and to avoid incurring any potential associated tax penalties, the severance payment described above will be made in a lump sum, without interest, as soon as administratively feasible on the first day of the sixth month after the termination of your employment. For the avoidance of doubt, the severance payment described above will be paid no later than March 15th following the year after your termination and you and Merck intend that the severance payment above will be exempt from Section 409A of the Code and, based on the current Code, this letter shall be interpreted consistent with such intent.

Change of Control: Merck & Co., Inc. has adopted a “Change in Control” (CIC) Program. The Merck & Co., Inc. CIC Program specifies the types of compensation and benefits-related protections to be provided to eligible Merck employees in the event of a change in control of Merck & Co., Inc. In accordance with the terms of the current plan, you will be protected from significant adverse changes to most compensation and benefit plans in place at the time of a change in control of Merck for a two-year period after the event.

Right to Amend or Terminate Plans, Programs and Policies: Some of the compensation and benefits described in this letter are provided under and subject to the terms and conditions of the applicable Merck or Merck & Co., Inc. plans, programs and policies. Nothing in this letter in any way limits Merck’s or Merck & Co., Inc.’s right to amend or terminate those plans, programs or policies.

Representations: This offer is made to you based upon your representations that (i) your employment at Merck will not conflict with, or result in the breach of or violation of, any other agreement, instrument, order, judgment or decree to which you are a party or by which you are bound, and (ii) you are not a party to or bound by any employment agreement, restrictive covenant, non-compete agreement or confidentiality agreement with any other person or entity that would restrict your employment at Merck.

By your signature below, you affirm that these representations are true.

In addition to Board approval, this offer is contingent upon your successful completion of a pre-placement drug screen, satisfactory verification of your employment, education, criminal check, satisfactory references and background check results and proof of your eligibility to work in the United States. (A List of Acceptable Documents that establishes your eligibility to work in the U.S., which you are required to bring with you on your first day of work, will be forwarded to you upon your acceptance of the offer). As explained above, your employment at Merck and/or its subsidiaries is at-will (meaning that you and the Company remain free to end the employment relationship at any time, for any lawful reason, either with or without prior notice) and additionally will be subject to Merck’s terms and conditions of employment, which will be provided to you when this offer is confirmed. We advise you not to alter your current employment status until all of the contingencies have been satisfied. Nothing herein shall be construed as creating a contractual relationship between you and the Company.

Please call Jeff Geller, SVP, Compensation and Benefits at upon receipt of this letter to acknowledge your acceptance of this offer. Further to your acceptance, Renae Morris will be your point of contact to begin your "on boarding" process for employment and will confirm your start date upon successful completion of the above contingencies. Renae can be reached at . In addition, please print, sign, scan and return this offer letter via email to Renae at .

With your abilities and experience, I know you will be able to contribute to and benefit from the growth of Merck. I believe this position offers an outstanding career opportunity and look forward to your acceptance.

Sincerely,

/s/ Kenneth C. Frazier
Chairman and Chief Executive Officer

I accept the employment offer and its terms contained in this letter.

/s/ Jennifer Zachary	3/20/18
Jennifer Zachary	Date

cc:
Mirian Graddick-Weir Michael Holston, Esq. Jeffrey Geller
Renae Morris
Relocation USA